Web4 Confidential

WEB4 DISTRIBUTOR AGREEMENT

Distributor: Research Engineers Ltd.	ID Number: RAOO-006-0605

This document, including all attached Exhibits (“Agreement”) sets forth the terms and conditions between Web4 (“WEB4”) and software Distributor Research Engineers Ltd. (“Distributor”) under WEB4’s Distributor Program. Terms and conditions concerning Products offered, discounts, pricing, and other related items are delineated for each WEB4 Product in the attached Exhibits.

1. Appointment. Upon written acceptance of the appointment, Distributor agrees to the terms and conditions of this Agreement. Distributor is authorized to resell WEB4 products (“Products”) as described in the attached Exhibits. Distributor’s appointment shall be on an exclusive basis within the Territory (as defined in Section 2 below).

2. Scope of Agreement. This Agreement permits Distributor to resell WEB4’s licensed Products identified in the attached Exhibit B. Distributor's area of responsibility is the Territory defined in the attached Exhibit A. Distributor shall sell to customers who purchase Products for their own internal use (“End-Users”).

3.  Obligations. Distributor agrees to: (a) maintain an adequate staff of trained sales and technical personnel to effectively market all Products and ensure customer satisfaction; (b) conduct sales training for Distributor's personnel to increase knowledge of all Products and cooperate with WEB4 in any Product education programs which may be established; (c) not resell to End-Users Products purchased specifically for demonstration purposes; (d) conduct its business affairs with WEB4 and with customers and potential customers of the Products in accordance with the highest ethical standards;, (e) use all reasonable efforts to ensure that the End-User receives a Warranty Statement, a Warranty Registration Card, License Agreement, User's Guide or any appropriate accompanying material with the Products; and (f) provide End-User training, first level technical support, quality and assurance. Distributor shall not act or perform, or permit any of its employees, agents, or other representatives to act or perform in any manner which could disparage or otherwise reflect negatively on the reputation of WEB4 or the Products.

4. Term of Agreement. This Agreement is effective on the date last executed below by the parties and shall terminate one (1) year thereafter unless terminated sooner pursuant to the provisions of this Agreement. Thereafter, this Agreement will automatically be renewed for subsequent one (1) year term(s) unless either party elects to terminate the Agreement upon 60 days prior written notice prior to expiration of the then-current term.

5. Prices and Payment Terms. The list prices for Products available under this Agreement are specified in the price-list of WEB4 and set forth on Exhibit B hereto. Distributor’s discounts are mentioned in Exhibit B of this Agreement. Distributor shall purchase Products at WEB4’s Distributor prices and terms which are in effect at the time the order is received from Distributor. WEB4 will not announce to the public a price change for thirty (30) days after announcement to Distributor. The quoted pricing for the Distributor remains in effect for the period this Agreement is in effect and WEB4 shall not increase the price of the Products mentioned in this Agreement within the term of this Agreement; provided, however, that, upon at least 90 days prior written notice prior to the expiration of the then-current term, WEB4 shall have the right to increase the price of the Products mentioned in this Agreement effective for the subsequent term, if any. The annual maintenance fee on the licenses will be free for the first year following the date of purchase and thereafter shall be purchased separately. Pricing discounts for annual maintenance is listed in Exhibit B. Any discounts to be applied to the software and services sold by the Distributor are listed in Exhibit B of this Agreement.

6. Marketing Programs. During the term of this Agreement, Distributor shall implement certain special marketing programs to market WEB4’s Products. The marketing programs shall include, but are not limited to, the creation of brochures, marketing materials and promotions. WEB4 shall also implement marketing programs and promotions of the Products at its own cost and shall provide Distributor with assistance in terms of content, message and position for Distributor’s marketing efforts.

7. Purchase Orders. Distributor’s purchase orders (“Orders”) may be placed by means of telephone, fax, mail or e-mail. All shipping and handling to end-users, all taxes and all additional costs associated thereto shall be assumed and provided for by Distributor. A written Order shall be required by WEB4 prior to shipment. The Orders must provide the following information: (a) Distributor's identification number which has been assigned by WEB4; (b) identification of the Products by quantity, part number, and description; (c) whether installation or service is required; (d) the Product prices and installation or service rates, if applicable; and (e) all customer contact information. ONLY THE TERMS AND CONDITIONS OF THIS AGREEMENT SHALL APPLY REGARDLESS OF THE TERMS AND CONDITIONS CONTAINED IN ANY ORDER.

No Order shall be effective unless and until it is accepted by WEB4. Acceptance shall be indicated by assignment of a shipment date or execution of shipment if the Order is placed by telephone, fax, or mail. WEB4 reserves the right to decline any Order that may be in violation of Federal export laws in effect at the time of Order. Orders that are received during the term of this Agreement may be delivered outside the term of this Agreement.

WEB4 may refuse to accept any Order, cancel any accepted Order, or delay shipment of any Products or suspend service if Distributor becomes delinquent in payment for more than thirty (30) days or fails to meet any credit, financial, or other material obligation under this Agreement. Refusal to accept an Order, cancellation of an Order or delay of shipment of a Product for the foregoing reasons shall not be construed as a termination or breach of this Agreement by WEB4 and shall in no event cause any liability to WEB4.

8. Purchase Order Changes. Distributor may change any Order by providing written notice to WEB4 prior to shipment; however, Distributor understands that any change in Product configuration or part number may result in rescheduling of shipment in accordance with WEB4’s then current manufacturing lead time.

Distributor may request acceleration of any schedule date. Such request may be granted depending upon availability of the Product.

9. Product Revisions. WEB4 reserves the right to modify, add, or eliminate Products which are available under this Agreement at any time with at least sixty (60) days’ prior written notice to Distributor. Distributor shall have no claim against WEB4 for failure to furnish Products previously supplied.

10. Delivery. Title to software Products and documentation remain with WEB4. The delivery is to be via electronic means and electronic media shall be provided to the Distributor. If any conditions arise which prevent compliance with delivery schedules, WEB4 shall not be liable for any reasonable associated delay in delivery. WEB4 shall use all reasonable efforts to notify Distributor of any anticipated delay in delivery.

11. Payment. Distributor shall report all current sales activities as and when they occur. Distributor agrees to issue WEB4 an Order for all sales of the Products based upon the list Products’ prices set forth in Exhibit B so that all gross revenues are booked through WEB4. Distributor agrees to send detailed Orders to WEB4, itemizing the Product, list price, quantity, discount with the total reflecting the “net amount due after discounts”. Distributor shall remit the “net amount due” to WEB4.

12. Software and Documentation. Distributor agrees to: (a) ensure that each customer receives WEB4 license terms and conditions; (b) refrain from copying any portion of the software Products or related documentation; (c) refrain from loaning, renting, or otherwise transferring any use or possession of any software Product or related documentation to any third party; (d) use commercially reasonable efforts to protect WEB4’s copyrights, trademarks, trade secrets and other proprietary data; and (e) promptly report to WEB4 any infringements or misuse of WEB4 information or property of which Distributor becomes aware.

13. Warranties. WEB4 hereby warrants that: (a) it is the owner of the Products and/or has the right to enter into this Agreement; (b) the media on which WEB4 delivers the Products is free of defects in material and workmanship, and will remain so with reasonable use and care for a period of thirty (30) days after shipment; and (c) that the Products shall substantially conform to their users manuals for a period of a year. WEB4’s sole obligation under this warranty period shall be limited to using its best efforts to correct such defects and supply a corrected version of the Products as soon as practical after the customer has notified WEB4 of such defects. WEB4 does not warrant that: (i) use of the Products shall be error-free or uninterrupted; or (ii) functions contained in the Products shall operate in conjunction with other software use by End-User.

The warranties set forth in this Section are expressly subject to the limitations set forth in Section 14 of this Agreement.

14. Limitation of Liability. THE FOREGOING EXPRESS WRITTEN MANUFACTURER'S WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER WARRANTIES OR REMEDIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF GOODWILL, AND/OR INTERFERENCE WITH BUSINESS RELATIONSHIPS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WEB4 SHALL NOT BE LIABLE BECAUSE THE PRODUCTS OR ANY DEFECT THEREIN CAUSED ANY DAMAGE TO OR FAILURE OF OTHER EQUIPMENT WITH WHICH THE PRODUCTS ARE USED. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE EXTENT THAT IT IS ILLEGAL OR UNENFORCEABLE UNDER APPLICABLE LAW.

15. Installation, Service and Training. WEB4 shall provide installation, consulting, and training service on a subcontract basis in accordance with the attached Exhibits. WEB4 shall provide basic training and support to Distributor at no additional cost. Basic training to the Distributor includes one day of training per year. The technical support shall be in accordance with the maintenance agreement and shall only be provided if the annual maintenance has been purchased. WEB4 shall provide basic technical support for the features that are already available in the Products listed in the Exhibit B to include bug fixes and only the planned upgrades. Any special consulting, training or seminar expense and fees shall be paid by the Distributor.

16. Sales Support. WEB4 will put the reasonable effort to satisfy the Distributor with the bug fixes and issue resolution. If the customer returns the Product within a “cooling off” period of 30 days, Distributor will receive a full refund from WEB4 for the return of the Product.

17. Evaluation Copy. WEB4 shall provide maximum of 10 evaluation licenses (to be renewed every six months) to the Distributor for sales demonstrations.

18. Taxes. WEB4 shall be responsible for any applicable taxes levied by any United States jurisdiction on the payments made by customers to WEB4 hereunder. Distributor shall be responsible for any applicable taxes levied by Distributor’s country on any applicable payments made by WEB4 to Distributor hereunder. Additionally, Distributor shall be solely responsible for any federal, state and local taxes or duties levied upon Distributor by any state and/or country where the Products are re-sold by Distributor.

19. Export. Distributor may only distribute WEB4’s software Products for use outside the Territory with prior written consent from WEB4 where (a) export or re-export, directly or indirectly, is not restricted by United States law or regulations, and (b) the software Products are protected by the copyright law.

20. Indemnification. Subject to the provisions of Section 14 of this Agreement, if any third party claims that a Product infringes its rights, WEB4 shall indemnify and hold Distributor, its officers, directors, stockholders, employees, representatives, agents, affiliates, successors and assigns (each a “Distributor Indemnified Party”) harmless from any claims, actions, causes of action, costs, deficiencies, taxes, penalties, fines, liabilities, damages or other losses or expenses, judgments or settlements, including costs and reasonable attorneys' fees (collectively, “Losses”), resulting from the claim, provided that such Distributor Indemnified Party promptly notifies WEB4 in writing of the claim and permits WEB4 to take over the defense (provided that WEB4 agrees in writing to be responsible for all Losses relating to such defense). WEB4 shall have the right to defend, compromise, or settle the claim at its sole expense, and Distributor agrees to provide all available information, assistance, and authority to enable WEB4 to do so, provided WEB4 reimburses Distributor for such activity. Distributor shall have no authority to settle any claim on behalf of WEB4. WEB4 may also at its expense: (a) substitute a comparable non-infringing Product; (b) modify the Product to make it non-infringing; (c) obtain a right for continued use or resale of the Product; or (d) if the above are impractical, and continued use or resale of the Product is enjoined, buy back from Distributor all such Products remaining in Distributor’s possession inventory at the original purchase price. If such Products have been used, WEB4 shall buy back all such Products at the original purchase price less depreciation. This indemnification does not apply to claims resulting from modifications to the Products or claims resulting from integration of the Products with other third party products.

Distributor indemnifies and shall hold WEB4, its officers, directors, stockholders, employees, representatives, agents, affiliates, successors and assigns, harmless against any Losses caused in whole or in part by Distributor's active, passive, or willful negligence or other acts.

WEB4 indemnifies and shall hold the Distributor Indemnified Parties harmless against any Losses caused in whole or in part by WEB4's active, passive, or willful negligence or other acts.

21. Maximum Liability. Except for the Indemnification provisions of Section 20, WEB4’s maximum liability for damages shall be limited to the license fees paid by Distributor under this Agreement for the particular WEB4 Product which caused the damages.

22. Assignment. WEB4 may assign its rights under this Agreement. Distributor shall be given written notification of any such assignment. Distributor may not assign any rights under this Agreement without WEB4’s prior written consent, which consent shall not be unreasonably withheld.

23. Enforcement of Provisions. The failure of either party to enforce, at any time, any of the provisions hereof, shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision.

24. Relationship of the Parties. Distributor is an independent contractor and has no power, right or authority to bind WEB4 or to assume or to create any obligation or responsibility, express or implied, on behalf of WEB4. Nothing stated in this Agreement shall be construed as creating a partnership relationship between Distributor and WEB4, or as creating the relationships of employer and employee, or creating a fiduciary relationship between the parties, or principal and agent between the parties hereto. The parties agree that this is a product supply and software license agreement only, and not a franchise or other agreement.

25. Termination. This Agreement may be terminated with or without cause by either party upon ninety (90) days prior written notice to the other party. In the event Distributor terminates the Agreement, payment for all outstanding sums is immediately due and payable by Distributor to WEB4 upon termination.

WEB4 shall not be liable in any manner on account of the termination of this Agreement, except that Product warranty shall survive termination. Except as otherwise provided, WEB4 may terminate this Agreement without liability in the event that Distributor is in default of any material obligation, duty, or responsibility under this Agreement and such default continues unresolved for a period of ten (10) days after written notice or recurs following written notice and cure.

This Agreement shall automatically terminate without notice in the event that any of the following occur: (a) a receiver is appointed for Distributor or its property; (b) Distributor becomes insolvent or unable to pay its debts or makes an assignment for the benefit of its creditors; (c) proceedings are commenced by or for and/or against Distributor under any bankruptcy, insolvency or debtors relief law and such proceeding continues undismissed or unstayed for 120 days; or (d) Distributor is liquidated or dissolved.

Each party hereto agrees to notify the other promptly following any change in control of such party including details on the nature of the change. Upon termination of this Agreement, Distributor shall cease to use any WEB4 trademark, trade names and marks.

26. Force Majeure. Neither party shall be liable to the other for delays in performing any obligations under this Agreement except the obligation to make payment, due to circumstances beyond its reasonable control, including but not limited to, revolutions, insurrections, riots, wars, acts of enemies, national emergency, strikes, floods, embargo, inability to secure materials or transportation and acts of God or governmental authorities.

27. Notices. All notices, which either party may be required or desire to give the other party shall be given by registered carrier, second-day delivery to the other party at its respective address or by facsimile with confirmation of transmission and receipt. Notices shall be deemed to be received on the second business day following the date of mailing or on the date of the facsimile transmission, provided that the notice is received prior to 5:00 P.M Pacific Standard Time.

28. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of India, exclusive of choice of law statutes. Both parties agree to submit exclusively to the personal jurisdiction of the applicable courts located in Kolkata, India. WEB4 and Distributor exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction between them that may be implemented in connection with this Agreement.

29. Judicial Interpretation. Any provisions in this Agreement which are found to be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

30. Compliance with Laws and Regulations. Both parties shall comply with all applicable federal, state, and local laws, rules, regulations, and executive orders. Distributor shall be responsible for obtaining all permits, licenses, or certificates required by any regulatory body for resale or use of the Products.

31. Attorney's Fees. The prevailing party of any action arising between the two parties in connection with this Agreement shall be entitled to reasonable attorney's fees and all costs of proceedings incurred in enforcing this Agreement in addition to any other amount of recovery ordered by the court.

32. Proprietary Information. WEB4 considers this entire Agreement, along with its Exhibits describing the discounts and other terms, to be WEB4 proprietary. Distributor agrees not to disclose this Agreement and all other related information to any other third party, except to government agencies requiring such information.

33. Modifications. Except, as otherwise provided, all modifications of this Agreement must be in writing and signed by an authorized representative of each party.

34. Complete Agreement. This document and the Exhibits listed below and attached to this Agreement contain the complete and exclusive agreement between the parties, and supersede all other prior or contemporaneous written or oral communications between the parties relating to the subject matter hereof.
WEB4		DISTRIBUTOR:
Address:		Address:
22700 Savi Ranch Pkwy.

Yorba Linda, CA 92887
Telephone: (714) 974-2500		Telephone:
Facsimile: (714) 974-4771		Facsimile:
/s/		/s/
Signature	Date	Signature	Date

Name of Signer (Type or Print)		Name of Signer (Type or Print)

Title of Signer (Type or Print)		Title of Signer (Type or Print)

EXHIBIT A

TERRITORY: Distributor’s territory for Web4 is for the countries of India, Malaysia, Bangladesh, Nepal, Thailand, Myanmar, Philipines, Vietnam and Indonesia. Distributor may not participate in Web4’s Distributor Program in any territory other than the foregoing without the prior written consent of Web4.

WEB4:	DISTRIBUTOR:

Initials of Authorized Person	Initials of Authorized Person

Date	Date

EXHIBIT B

WEB4 Products, Discounts and Other Terms

1. PRODUCTS. Distributor shall have the following WEB4 products available for resale. Distributor may request other WEB4 products be added to this list as they become available. Please refer to the updated Product Price List for an up-to-date listing of all WEB4 products and services.

Product Name: eReview       Platform(s): All supported in the product

2. DISTRIBUTOR’S DISCOUNT:

Distributor shall receive a discount on a mutually agreed upon price structure for the Territory.

3. TECHNICAL AND SALES SUPPORT

(a) Representatives: The Technical Support Representative will be available to address Products covered by this Agreement during the hours and time zone indicated in the section 4 of this Exhibit B. The Marketing/Sales Representative is the Distributor’s contact for marketing and sales activities and the Order Processing Representative is the Distributor contact for information pertaining to any orders placed.

(b) Product Problem Fixes: Distributor agrees to provide WEB4 written notice of all problems found in WEB4 Products listed in this Exhibit and submitting it to the representative listed in this Exhibit. WEB4 agrees to use reasonable efforts to resolve problems in WEB4 Products taking into consideration the seriousness of the problem and the impact upon the End User. The “Software License, Maintenance and Service Agreement” shall govern the maintenance activities between the Distributor, customer and WEB4.

(c) Enhancement Requests: For all Enhancement Requests by Distributor, WEB4 shall either provide Distributor with an estimated schedule for the addition of the Enhancement Request to the Product at no charge or advise Distributor if such Enhancement Request represents a special development effort and Distributor may request such Enhancement Request at a mutually agreed upon cost and schedule. Such Enhancement Request will be made to the Sales/Marketing Representative in this Exhibit.

4. Authorized Representatives for WEB4 and Distributor.

WEB4’s representatives will be:

	Name	Phone	Fax	E-Mail
For Technical Support	Aman Bhullar	(714) 685-6464	(714) 974-4771
Support Hours: 8:00am PST - 5:00pm PST
Time Zone: Pacific Standard Time (PST)
Marketing/Sales	Aman Bhullar	(714) 685-6464	(714) 974-4771
For Order Processing	Aman Bhullar	(714) 685-6464	(714) 974-4771
Distributor representatives will be:
For Technical Support
Marketing/Sales
For Administration and Payables

5. Distributor Number. Distributor’s reference Number is RAOO-006-0605. Distributor must refer to this reference Number in all correspondence as well as while placing orders with WEB4.

WEB4:	DISTRIBUTOR:

Initials of Authorized Person	Initials of Authorized Person

Date	Date